Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Second Quarter and Six Months 2012 Financial and Operating Results

Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--August 7, 2012--Sucampo Pharmaceuticals, Inc. (“Sucampo” or the “Company”), (NASDAQ: SCMP), a global pharmaceutical company, today reported its consolidated financial results for the quarter and six months periods ended June 30, 2012.

Sucampo reported a net loss of $0.8 million, or $0.02 per diluted share, for the second quarter of 2012 compared to a net loss of $9.0 million, or $0.22 per diluted share, for the second quarter of 2011. Sucampo reported a net loss of $2.7 million, or $0.07 per diluted share, for the first six months of 2012, compared to a net loss of $15.9 million, or $0.38 per diluted share, for the prior year period. Operating cash flow for the first six months of 2012 was positive $0.7 million.

“Sucampo Pharmaceuticals continues its effort to grow the AMITIZA® franchise with approvals in new markets as well as filings for new indications. Importantly, we achieved approval of AMITIZA in Japan, the first product ever approved for chronic constipation in the second largest market in the world. Outside of AMTIZA, we are focused on the RESCULA® launch in the U.S. during the fourth quarter, as well as on advancing our pipeline. The achievement of these milestones, coupled with our strong cash position and financial management, put us in a position to achieve our goals,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chair and Chief Executive Officer.

Recent Operational Highlights

  As reported previously, the Japanese Ministry of Health, Labor and Welfare approved lubiprostone (AMITIZA) for the treatment of chronic constipation (CC) (excluding constipation caused by organic diseases), Japan’s first-ever approval of a prescription drug for this indication. Following reimbursement negotiations with the Japanese regulatory authorities, we expect our partner, Abbott Japan, Ltd., to conduct a robust launch of the product by year-end 2012 to primary care and specialist physicians. This event will trigger a $15.0 million milestone payment to Sucampo.
  In July, Sucampo filed a supplemental new drug application (sNDA) with the FDA for a new indication for AMITIZA for the treatment of opioid-induced constipation (OIC) in patients with chronic, non-cancer pain. This is the first oral product to be filed with the FDA for this indication.
  In the United Kingdom, Sucampo awaits a final regulatory decision from the Medicines and Healthcare products Regulatory Agency in the third quarter of 2012 for the short-term use of AMITIZA in the treatment of chronic idiopathic constipation (CIC).
  As previously reported, Sucampo received the binding decision from the International Court of Arbitration, International Chamber of Commerce (ICC) in our dispute with our U.S. and Canadian partner, Takeda Pharmaceutical Company Limited. The ICC did not agree with Sucampo’s claims and confirmed that the Collaboration Agreement and all of its terms, rights and conditions for AMITIZA including the royalty rate arrangement will remain in force until it expires in December 2020.

  With regards to the RESCULA label discussions with the U.S. Food and Drug Administration, we continue to make progress in seeking further revisions to the label to more accurately reflect current scientific understanding of its mechanism of action. We anticipate agreement on the final label during this quarter and look forward to launching RESCULA for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension in the fourth quarter of 2012.
2012 Key Value Drivers
Sucampo management today reported that it has met three of its 2012 AMITIZA-related value drivers:

1.	In June, AMITIZA received regulatory approval in Japan for the treatment of CC (excluding constipation caused by organic disease).
2.	In July, we filed a sNDA for the treatment of OIC in non-cancer, non-methadone patients, with the FDA.
3.	In July, we received the binding decision from the ICC which has concluded our dispute with Takeda.

Management confirmed that it continues to pursue the following 2012 AMITIZA-related value drivers:

1.	In Japan, we anticipate a pricing decision later this year, to be followed by a comprehensive primary care and specialist launch in the fourth quarter of 2012 with our partner, Abbott Japan.
2.	In the U.K., we await regulatory action on the MAA for the treatment of CIC in the third quarter 2012. In Switzerland, we expect to conclude pricing negotiations with the authorities for an appropriate reimbursement price for CIC.
3.	In the U.K. and Switzerland, we expect to file MAAs for the OIC indication.

Management also confirmed continuing efforts to achieve these 2012 RESCULA-related value drivers:

1.	In the U.S., obtaining further improvements in the label to fully reflect current scientific understanding in advance of its launch during the fourth quarter 2012.
2.	In the E.U. and Switzerland, filing MAAs for the reduction of elevated intraocular pressure in patients with ocular hypertension or chronic open-angle glaucoma.

Financial Results for the Quarter and First Six Months of 2012

For the second quarter of 2012, Sucampo reported total revenue of $16.7 million compared to $14.0 million for the same period in 2011 a growth of 19%. The key components of revenue for the second quarter included product royalty revenue of $11.7 million and R&D revenue of $3.1 million, which compare to $11.0 million and $1.7 million, respectively, in the same period of 2011. For the first six months of 2012, Sucampo reported total revenue of $31.1 million, compared to $26.2 million for the same period in 2011, a growth of 19%. The key components of total revenue for the six month period were product royalty revenue of $22.6 million and R&D revenue of $5.7 million, which compares to $20.2 million and $3.7 million, respectively, for the same period of 2011. The increase in R&D revenue was primarily due to revenue associated with reimbursement for AMITIZA related activities. Net sales of AMITIZA as reported to us by our partner, increased 6.0%, to $65.0 million, for the second quarter of 2012, compared to $61.4 million in the same period of 2011. The increase in AMITZA net sales was primarily due to both volume and price increases compared to the second quarter of 2011, as reported to us by our partner.

Operating Expenses

R&D expenses were $5.2 million for the second quarter of 2012, compared to $7.9 million for the second quarter of 2011. For the first six months of 2012, R&D expenses were $8.6 million, compared to $17.1 million for the same period of 2011. For both periods, the decrease was primarily due to higher expenses in 2011 associated with the additional phase 3 trial of lubiprostone for OBD patients.

G&A expenses were $8.0 million for the second quarter of 2012, compared to $11.7 million for the second quarter of 2011. G&A expenses were $15.3 million for the first six months of 2012, compared to $21.4 million for the prior year period. For both periods, the decrease in G&A expense is primarily due to the previously announced conclusion of our arbitration with our U.S. and Canadian partner and a separate lawsuit with a clinical research organization.

Selling and marketing expenses were $6.1 million for second quarter of 2012, compared to $2.0 million for the second quarter of 2011. Selling and marketing expenses were $10.2 million for the six months ended June 30, 2012 compared to $4.4 million for the prior year period. The increase in selling and marketing expenses relates primarily to some non-recurring pre-commercialization, pre-arbitration decision planning activities for AMITIZA, many of which will now be used for the RESCULA commercialization efforts.

Non-Operating Income (Expense)

Non-operating expenses were $1.1 million for the second quarter of 2012, compared to $3.7 million for the same period in 2011. The second quarter of 2012 includes a foreign exchange loss of $0.6 million compared to a loss of $3.1 million in the same period in 2011. Non-operating expenses were $0.4 million for the six months ended June 30, 2012, compared to $4.4 million for the same period in 2011. Non-operating expenses for the six months ended June 30, 2012, included a foreign exchange gain of $0.7 million, compared to foreign exchange loss of $3.3 million for the same period 2011.

Net Income (Loss)

Net loss for the second quarter of 2012 was $0.8 million, compared to net loss of $9.0 million for the same period in 2011. Net loss for the first six months of 2011 was $2.7 million, compared to a net loss of $15.9 million for the same period in 2011.

Comprehensive Income (Loss)

Comprehensive loss for the second quarter of 2012 was $0.8 million, compared to comprehensive loss of $6.2 million for the same period in 2011. Comprehensive loss for the first six months of 2012 was $4.3 million, compared to comprehensive loss of $12.6 million for the same period in 2011.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At June 30, 2012, cash, cash equivalents, restricted cash and investments were $88.6 million, compared to $93.4 million at December 31, 2011. The slight decrease in cash reflects the improvement in operating results discussed above, as well as continued working capital management. At June 30, 2012, notes payable were $60.4 million, compared to $59.6 million at December 31, 2011. These include current notes payable of $20.1 million at June 30, 2012, compared to $20.4 million at December 31, 2011.

Deferred Charges and Deferred Liabilities

In September 2011, we internally transferred certain intellectual property and licenses subject to certain consents, including the Takeda Agreement, from our subsidiaries including SPA our U.S. based subsidiary to Sucampo AG, our Switzerland based subsidiary. Following the ICC arbitration decision on the Takeda Agreement, Sucampo has determined that the internal transfer of the intellectual property is only partially complete, resulting in a reassessment of the deferred charge, deferred tax liability and the mix of profits and losses earned in each jurisdiction. As a result of this reassessment, Sucampo reduced the deferred charge and deferred tax liability by approximately $23.8 million and $24.1 million, respectively, which are non-cash balance sheet adjustments. We are actively working to complete the internal transfer of the remaining intellectual property, which could occur in 2012. An additional deferred charge will be recorded in the period in which the transfer is completed.

Stock Repurchase Plan

In September 2011, the Board of Directors approved a program to repurchase our Class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. During the second quarter of 2012, we did not repurchase any shares.

Company to Host Conference Call Today

In conjunction with this second quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 1-866-788-0544 (domestic) or 1-857-350-1682 (international), and provide the participant passcode 88404397, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 85113419.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl (RESCULA)

Sucampo holds development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People’s Republic of China. Unoprostone isopropyl (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA.

About lubiprostone (AMITIZA)

AMITIZA (lubiprostone) is a chloride channel activator indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the United States. In Japan, lubiprostone is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone is indicated for the treatment of chronic idiopathic constipation.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on the discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic catalysis by 15-PGDH of eicosanoids and docosanoids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman and CEO. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding CEO and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo.

Sucampo Forward-Looking Statement

The information contained in this earnings release and the attachments is as of August 7, 2012. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, “goal”, “objective” and other words and terms of similar meaning or use future dates or are anticipated actions and events discussed under “Operational Highlights” or “2012 Key Value Drivers.”. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government- mandated price reductions for certain biopharmaceutical products in certain European, Asian and emerging market countries; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, settlement costs, the risk of an adverse decision or settlement for ongoing legal proceedings or the initiation by or against us of future legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our integration of Sucampo AG and consolidation of the intellectual property in Sucampo AG; and (ii) our ability to commercialize our in- line products. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in its reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Research and development revenue	$3,096	$1,742	$5,681	$3,706
Product royalty revenue	11,703	11,043	22,631	20,161
Co-promotion revenue	1,757	1,061	2,523	1,999
Contract and collaboration revenue	127	154	294	308
Total revenues	16,683	14,000	31,129	26,174

Operating expenses:
Research and development	5,235	7,893	8,587	17,113
General and administrative	8,015	11,694	15,342	21,391
Selling and marketing	6,107	2,028	10,196	4,446
Total operating expenses	19,357	21,615	34,125	42,950

Loss from operations	(2,674)	(7,615)	(2,996)	(16,776)
Non-operating income (expense):
Interest income	30	55	50	125
Interest expense	(592)	(614)	(1,184)	(1,225)
Other income (expense), net	(555)	(3,122)	719	(3,257)
Total non-operating income (expense), net	(1,117)	(3,681)	(415)	(4,357)

Loss before income taxes	(3,791)	(11,296)	(3,411)	(21,133)
Income tax benefit (provision)	2,972	2,277	664	5,205
Net loss	$(819)	$(9,019)	$(2,747)	$(15,928)

Net loss per share:
Basic net loss per share	$(0.02)	$(0.22)	$(0.07)	$(0.38)
Diluted net loss per share	$(0.02)	$(0.22)	$(0.07)	$(0.38)
Weighted average common shares outstanding - basic	41,710	41,864	41,706	41,858
Weighted average common shares outstanding - diluted	41,710	41,864	41,706	41,858

Comprehensive loss:
Net loss	$(819)	$(9,019)	$(2,747)	$(15,928)
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax effect	(2)	(3)	(5)	8
Foreign currency translation	-	2,845	(1,592)	3,282
Comprehensive income (loss)	$(821)	$(6,177)	$(4,344)	$(12,638)

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$61,691	$50,662
Investments, current	9,685	24,452
Product royalties receivable	11,703	10,795
Unbilled accounts receivable	751	2,036
Accounts receivable, net	606	4,616
Prepaid and income taxes receivable	3,292	2,845
Deferred tax assets, current	34	163
Deferred charge, current	673	3,057
Restricted cash, current	15,113	15,113
Prepaid expenses and other current assets	1,563	1,177
Total current assets	105,111	114,916

Investments, non-current	-	998
Property and equipment, net	1,653	1,669
Intangibles assets, net	7,903	8,364
Deferred tax assets, non-current	1,653	2,089
Deferred charge, non-current	5,549	26,751
Restricted cash, non-current	2,096	2,129
Other assets	973	653
Total assets	$124,938	$157,569

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$5,345	$6,978
Accrued expenses	9,228	13,648
Deferred revenue, current	3,793	3,888
Deferred tax liability, current	18	2,167
Notes payable, current	20,100	20,400
Total current liabilities	38,484	47,081

Notes payable, non-current	40,328	39,227
Deferred revenue, non-current	6,722	7,045
Deferred tax liability, non-current	1,768	23,019
Other liabilities	2,007	2,603
Total liabilities	89,309	118,975

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2012 and December 31, 2011; no shares issued and outstanding at June 30, 2012 and December 31, 2011	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2012 and December 31, 2011; 15,709,887 and 15,690,780 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively December 31, 2011, respectively	157	157
Class B common stock, $0.01 par value; 75,000,000 shares authorized at June 30, 2012 and December 31, 2011; 26,191,050 shares issued and outstanding at June 30, 2012 and December 31, 2011	262	262
Additional paid-in capital	61,336	59,957
Accumulated other comprehensive income	16,257	17,854
Treasury stock, at cost; 186,987 shares	(700)	(700)
Accumulated deficit	(41,683)	(38,936)
Total stockholders' equity	35,629	38,594
Total liabilities and stockholders' equity	$124,938	$157,569

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended June 30, 2012
Research and development revenue	$2,734	$(1)	$363	$3,096
Product royalty revenue	11,703	-	-	11,703
Co-promotion revenue	1,757	-	-	1,757
Contract and collaboration revenue	142	(28)	13	127
Total revenues	16,336	(29)	376	16,683
Research and development expenses	3,189	1,345	701	5,235
Depreciation and amortization	124	247	10	381
Other operating expenses	12,745	699	297	13,741
Income (loss) from operations	278	(2,320)	(632)	(2,674)
Interest income	22	7	1	30
Interest expense	-	(550)	(42)	(592)
Other non-operating income (expense), net	(42)	(273)	(240)	(555)
Income (loss) before income taxes	$258	$(3,136)	$(913)	$(3,791)
Capital expenditures	$212	$11	$-	$223

Three Months Ended June 30, 2011
Research and development revenue	$1,449	$-	$293	$1,742
Product royalty revenue	11,043	-	-	11,043
Co-promotion revenue	1,061	-	-	1,061
Contract and collaboration revenue	142	-	12	154
Total revenues	13,695	-	305	14,000
Research and development expenses	5,587	860	1,446	7,893
Depreciation and amortization	55	1	22	78
Other operating expenses	13,114	252	278	13,644
Loss from operations	(5,061)	(1,113)	(1,441)	(7,615)
Interest income	54	-	1	55
Interest expense	-	(573)	(41)	(614)
Other non-operating income (expense), net	(7)	(3,043)	(72)	(3,122)
Loss before income taxes	$(5,014)	$(4,729)	$(1,553)	$(11,296)
Capital expenditures	$36	$-	$11	$47

Six Months Ended June 30, 2012
Research and development revenue	$5,213	$2	$466	$5,681
Product royalty revenue	22,631	-	-	22,631
Co-promotion revenue	2,523	-	-	2,523
Contract and collaboration revenue	283	(15)	26	294
Total revenues	30,650	(13)	492	31,129
Research and development expenses	4,011	2,862	1,714	8,587
Depreciation and amortization	244	467	20	731
Other operating expenses	22,798	1,415	594	24,807
Income (loss) from operations	3,597	(4,757)	(1,836)	(2,996)
Interest income	40	9	1	50
Interest expense	-	(1,100)	(84)	(1,184)
Other non-operating income (expense), net	33	(83)	769	719
Income (loss) before income taxes	$3,670	$(5,931)	$(1,150)	$(3,411)
Capital expenditures	$252	$3,445	$-	$3,697

Six Months Ended June 30, 2011
Research and development revenue	$2,897	$-	$809	$3,706
Product royalty revenue	20,161	-	-	20,161
Co-promotion revenue	1,999	-	-	1,999
Contract and collaboration revenue	283	-	25	308
Total revenues	25,340	-	834	26,174
Research and development expenses	12,913	1,387	2,813	17,113
Depreciation and amortization	453	158	39	650
Other operating expenses	24,218	404	565	25,187
Loss from operations	(12,244)	(1,949)	(2,583)	(16,776)
Interest income	123	1	1	125
Interest expense	-	(1,143)	(82)	(1,225)
Other non-operating income (expense), net	(11)	(3,242)	(4)	(3,257)
Loss before income taxes	$(12,132)	$(6,333)	$(2,668)	$(21,133)
Capital expenditures	$78	$6,000	$102	$6,180

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com
or
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com